Exhibit 10.1

Southern Union Company
417 Lackawanna Avenue
Scranton, PA 18503

November 7, 2005

Thomas F. Karam
103 Stonegate Road
Waverly, PA 18471

Dear Mr. Karam:

This will confirm the agreement (the “Agreement”) that has been reached with you in connection with your separation of employment from Southern Union Company (the “Company”).

1.  Effective immediately, the Company hereby amends the Employment Agreement dated as of December 28, 1999 (the “Employment Agreement”) between you and the Company to terminate your participation in all arrangements under the Employment Agreement and, subject to your consent to the General Release set forth in paragraph 9 hereof and provided that you execute and do not revoke this Agreement within the time period and in the manner specified herein, to distribute all amounts of compensation provided for under the Employment Agreement in such a way that all such amounts, all such amounts subject to termination of your participation and the full amount of the distribution under the Employment Agreement are includable in your income in calendar year 2005. Such distribution shall be subject to applicable federal, state and local withholding taxes and deductions. By your execution and delivery of this Agreement, you hereby consent to the Company’s amendment of the Employment Agreement as provided for in the first sentence of this paragraph 1.

2.  You hereby confirm that your last day of employment with the Company is November 8, 2005 and waive any notice period otherwise applicable under the Employment Agreement. Moreover, you hereby confirm your resignations from any and all of your positions as officer or director of the Company, including but not limited to President and Chief Operating Officer of the Company, and any of its subsidiaries, divisions, joint ventures or other affiliates, effective as of November 8, 2005, and agree that you shall take such further actions as may be necessary or desirable to effectuate the foregoing.

3.  In consideration of your obligations set forth in this Agreement, including, but not limited to, your consent to the General Release set forth in paragraph 9 below, and provided that you execute and do not revoke this Agreement within the time period and in the manner specified herein, the Company and you have agreed as follows:

(a)	The Company accepts your resignation effective November 8, 2005.

(b)
The Company agrees to pay you severance in the amount of Three Million Three Hundred Thousand dollars ($3,300,000.00), less all applicable federal, state and local withholding taxes and deductions, which amount shall be paid in a lump sum no later than ten (10) business days after the Effective Date (as defined below in paragraph 14) of this Agreement.

(c)
The Company agrees to pay you a special discretionary bonus in respect of work performed in calendar year 2005 in the amount of Four Hundred Twelve Thousand dollars ($412,000.00), less all applicable federal, state and local withholding taxes and deductions, which amount shall be paid in a lump sum no later than ten (10) business days after the Effective Date.

(d)
You, your spouse and your dependent children who are covered under any of the Company’s group health plans (collectively, the “Plan”) at the time of your termination will lose coverage under the Plan on November 30, 2005. This loss of coverage will entitle you, your spouse and dependent children to elect to receive continuation coverage in the Plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for eighteen (18) months following the date that coverage under the Plan is lost (i.e., through May 31, 2007). As described in more detail in the COBRA notice that you will receive when you lose coverage under the Plan, this eighteen-month period may be extended upon the occurrence of certain events that occur during such eighteen-month period. In the event that you, your spouse or dependent children elect to receive COBRA continuation coverage under the Plan, the Company agrees to reimburse you for the required premium that you pay for such COBRA continuation coverage for the eighteen-month period ending May 31, 2007. Any COBRA continuation coverage to which you, your spouse or dependent children may be entitled after May 31, 2007 shall be at your own expense. If you, your spouse or a dependent child first becomes eligible to be covered under another group health plan (as an employee or otherwise) or first becomes entitled to benefits under Title XVIII of the Social Security Act during such eighteen-month period (as such period may be extended), you agree to report such eligibility for coverage to the Company and the Company’s reimbursement obligation shall cease permanently with respect to coverage under any group health plan, including the Plan, with respect to such individual. Except as set forth herein, continuation coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and the Plan, which may be amended from time to time.

(e)
The Company agrees to pay you for any unused vacation time that has accrued as of November 8, 2005, less all applicable federal, state and local withholding taxes and deductions, which amount shall be paid in a lump sum no later than ten (10) business days after the Effective Date, and the Company agrees to reimburse you for any legitimate unreimbursed business expenses incurred by you prior to November 8, 2005, promptly following your submission of proper documentation of such expenses to the Company. As of the date hereof, the value of accrued but unused vacation totaled $160,437.

(f)
Effective ten (10) business days following the Effective Date, the Company agrees to amend the Southern Union Company Supplemental Deferred Compensation Plan (the “Shadow Plan”) to terminate your participation, and all of your deferred compensation arrangements, under the Shadow Plan, and to distribute all amounts of your deferred compensation under the Shadow Plan, in kind to the extent provided under the terms of the Shadow Plan, no later than December 31, 2005, in such a way that all such deferred amounts, all such amounts subject to termination of your participation, and the full amount of the distribution under the Shadow Plan are includable in your income in calendar year 2005. Such distribution shall be subject to applicable federal, state and local withholding taxes and deductions. By your execution and delivery of this Agreement, you hereby consent to the Company’s amendment of the Shadow Plan as provided for in the preceding sentence. As of October 26, 2005, your account balance under the Shadow Plan totaled 77,088.9147 shares of Southern Union common stock.

(g)
Not later than ten (10) business days after the Effective Date, you agree to prepay in full the outstanding balance, together with any accrued but unpaid interest (but otherwise without any premium or penalty), under that certain Secured Promissory Note dated December 20, 1999 and made by you in favor of the Company in the original principal amount of Four Million dollars ($4,000,000.00) (the “Note”), upon which prepayment that certain Security Agreement dated as of December 20, 1999 made by you in favor of the Company shall be deemed released and of no further force or effect. As of the date hereof, the outstanding principal balance under the Note totaled $2,383,486.51.

(h)
The Company agrees to engage you as a consultant, and you agree to accept such engagement, to perform services as the Company may reasonably request and to provide reasonable assistance in transitioning your duties to other employees at the Company for approximately fifteen (15) hours per week, as needed, including but not limited to business development and strategic growth initiatives, for a period of twenty-four (24) months commencing January 1, 2006 (the “Consulting Period”). As compensation for your agreement and availability to provide the foregoing services as a consultant during the Consulting Period, you shall be paid a rate of Sixty-Six Thousand One Hundred Sixty-Six and 67/100 dollars ($66,166.67) per month, in arrears; provided, however, that the foregoing payments for consulting services shall cease permanently if and to the extent that you obtain other employment with, or otherwise provide services as a consultant to, any business, entity or individual during the Consulting Period other than Permitted Services (as defined below). For purposes of this Agreement, “Permitted Services” shall mean your provision of services to (1) an educational, not-for-profit or charitable organization, (2) a governmental organization that does not have any regulatory or oversight function with respect to the Company or any of its subsidiaries or affiliates, or (3) a company whose principal business does not include the operation of an interstate natural gas pipeline or natural gas local distribution company and/or does not otherwise compete in any way, directly or indirectly, with the businesses of the Company, its subsidiaries or affiliates as of November 8, 2005 (“Category 3”), and provided that your provision of such services does not adversely affect your availability to provide consulting services to the Company as required herein. The parties agree that in the event you seek a limited waiver of this provision, you will notify the Company in writing and the Company will attempt to respond promptly to your request. You agree to promptly notify the Company in writing upon securing any other employment or consultancy engagements (whether or not they involve Permitted Services) and the Company shall have the right to stop any payment not yet due and recoup payments already made in the event that you fail to notify the Company of any Category 3 employment or consultancy engagements as provided herein. The Company acknowledges that from time to time you may have personal commitments (e.g., travel, vacation) during the Consulting Period and the Company agrees to work with you to accommodate any such commitments in scheduling or otherwise requesting your consulting services.

(i)
You agree not to obtain other employment with, or otherwise provide services as a consultant to, any business, entity or individual from and after the date hereof through the last day of the Consulting Period other than Permitted Services. You further agree that during such period you shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, or attempt to solicit, or hire any employee, agent or contractor of the Company or any of its subsidiaries, divisions, joint ventures or other affiliates, known by you to be such, to leave the employ of or cease doing business with the Company or any of its subsidiaries, divisions, joint ventures or other affiliates for any reason whatsoever. You additionally agree that during such period you shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity, interfere with or induce any customer or prospective customer to discontinue any business relationship with the Company or any of its subsidiaries, divisions, joint ventures or other affiliates or to refrain from entering into a business relationship or transaction with the Company or any of its subsidiaries, divisions, joint ventures or other affiliates. As compensation for the foregoing non-competition and non-solicitation agreements, the Company agrees to pay you the amount of Five Hundred Forty Thousand dollars ($540,000.00), less all applicable federal, state and local withholding taxes and deductions, which amount shall be paid in a lump sum no later than ten (10) business days after the Effective Date of this Agreement.

(j)
Nothing herein shall be construed to constitute an employer/employee relationship during the Consulting Period or to authorize you to act as an agent on behalf of the Company, at any time following November 8, 2005 without the express written consent of the Company. Your relationship with the Company during the Consulting Period shall only be that of an independent contractor and you shall not receive or be entitled to any unemployment, disability, workers’ compensation or medical insurance or any other employee benefits (including but not limited to vacation or pension benefits) as a result of your performing consulting services for the Company pursuant to this Agreement. You shall also be responsible for payment of any taxes, fees, interest or penalties that may be imposed or incurred as a result of the consulting fees paid to you under paragraph 3(h) above. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses that you may incur during the Consulting Period at the specific request of the Company and as approved by the Company in advance, in accordance with its policies and procedures established from time to time.

(k)
You and the Company each agrees that neither shall be liable to the other for any claims, liabilities or expenses (other than expenses as expressly provided herein) arising out of or relating to your provision of consulting services to the Company during the Consulting Period, except for violation of any of the representations, warranties or covenants made in this Agreement where such violation results from a party’s bad faith, gross negligence, intentional misconduct or violation of law. In no event shall you or the Company ever be liable to the other for consequential, special, indirect, incidental, punitive or exemplary loss, damage or expense with respect to your provision of consulting services to the Company during the Consulting Period, except to the extent finally judicially determined to have resulted primarily from a party’s intentional misconduct. The provisions of this paragraph shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence) or otherwise.

(l)	You agree that the Company shall be entitled to net against any amounts payable by the Company to you under this Agreement amounts payable by you to the Company hereunder.

4.  You acknowledge that the payments and benefits referred to in paragraph 3(a) through (f) above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, or any of its subsidiaries and affiliates, including but not limited to the Employment Agreement, the Southern Union Company Severance Plan, the Southern Union Company Severance Pay Plan and the Southern Union Company Corporate Reorganization Plan. You shall not be eligible to receive benefits under any employee benefit plans or compensation arrangements of the Company, or any of its subsidiaries or affiliates, subsequent to November 8, 2005, with the exception of (a) your right to elect COBRA continuation coverage as described above, and (b) any vested benefits you may have, as of November 8, 2005, in the Southern Union Savings Plan, the Employees’ Retirement Plan of Southern Union Company Pennsylvania Division and/or the Southern Union Company Employee Stock Purchase Plan.

5.  You hereby relinquish and convey to the Company any and all rights and interests you have or may have with respect to options to purchase shares of stock of the Company or any of its subsidiaries or affiliates under any plan or other arrangement, including but not limited to the Pennsylvania Enterprises, Inc. Stock Incentive Plan, the Pennsylvania Enterprises, Inc. 1992 Stock Option Plan, the Southern Union 1992 Long Term Stock Incentive Plan and the Southern Union Company 2003 Stock and Incentive Plan (as amended or restated from time to time, the “Option Plans”), and acknowledge and agree that such options shall be forfeited as of November 8, 2005; provided, however, that with respect to any option that has vested on or before November 8, 2005, you may, from and after November 8, 2005, exercise any such options in accordance with the terms of the applicable Option Plan or, if different, as specified in respect of any specific option grant. Any vested options that have not been exercised on or before their expiration date as determined in accordance with the immediately preceding sentence shall thereafter expire and be forfeited. Nothing contained in this paragraph 5 shall be deemed to amend the terms of the Option Plans or any specific option grant.

6.  You agree that in the course of your employment with the Company you have had access, and during the Consulting Period you may have access, to confidential and proprietary information (“Confidential Information”) relating to the Company, its subsidiaries and affiliates, and their respective businesses, clients, finances, operations, strategic or other plans, employees, trade practices, trade secrets, know how or other matters that are not publicly known outside the Company, which are integral to the operations and success of the Company, and that such Confidential Information has been disclosed or will be disclosed to you in confidence and only for the use of the Company. You hereby represent and warrant that you have not disclosed any such Confidential Information to date to anyone other than your counsel and that your counsel has not disclosed any such Confidential Information to any third party. You further understand and agree that (a) you will keep such Confidential Information confidential at all times during and after your employment with the Company, (b) you will not make use of such Confidential Information on your own behalf, or on behalf of any third party, and (c) you have returned or will return to the Company any and all copies, duplicates, reproductions or excerpts of such Confidential Information within your possession, custody or control on or before November 8, 2005 (or, to the extent provided to you during the Consulting Period, on or before expiration of the Consulting Period). Until such time as the Company may be required by applicable law or regulation to publicly disclose this Agreement, you further agree to keep the terms of this Agreement confidential and not to disclose the Agreement or the terms thereof to any person, except (a) to your immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law or in any proceeding to enforce this Agreement. In the case of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality.

7.  All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. You agree that you have returned all such Property to the Company (or, to the extent that you have not, that you will do so on or before November 8, 2005).

8.  You agree not to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of disparaging or otherwise impugning the business or management of the Company or any of its subsidiaries or affiliates, or any of their respective officers, directors, agents, representatives or employees. You further agree not to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of damaging the business or reputation of the Company or any of its subsidiaries or affiliates, or the personal or business reputations of any of their respective officers, directors, agents, representatives or employees, or of interfering with, impairing or disrupting the normal operations of the Company or any of its subsidiaries or affiliates. The Company agrees that it will not knowingly permit its senior officers and directors to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of disparaging or otherwise impugning you, your business or your reputation. You acknowledge and agree that the Company will issue a press release in a mutually agreed form and shall make such other filings and disclosures relating to this Agreement as may be required by law, regulation or the rules of any national stock exchange.

9.  You, your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the "Releasees"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the "General Release"). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, or the Pennsylvania Human Relations Act, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any plan, program, policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, including but not limited to the Employment Agreement, the Southern Union Company Severance Plan, the Southern Union Company Severance Pay Plan, the Southern Union Company Corporate Reorganization Plan, any Claim for bonus or incentive compensation, attorneys’ fees, costs, and/or any other fringe benefit of the Company or any of the other Releasees, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing contained in this Agreement shall (i) impair any vested benefits you may have, as of November 8, 2005, in the Southern Union Savings Plan, the Employees’ Retirement Plan of Southern Union Company Pennsylvania Division and/or the Southern Union Company Employee Stock Purchase Plan; (ii) impair your continuing rights to indemnification by the Company, if any, to the same extent currently available to you pursuant to the Company’s by-laws and other organizational documents, any insurance policies maintained by or on behalf of the Company, or under applicable law for actions taken or omissions made as an employee, officer or director of the Company; or (iii) be construed to prohibit you from bringing appropriate proceedings to enforce this Agreement. You hereby represent and warrant that you have not filed or caused to be filed any complaints, charges or lawsuits against the Company or any of the other Releasees, and that no such complaints, charges or lawsuits are pending. By signing this General Release, you further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

10.  You hereby represent and warrant that you are not aware of any illegal or unlawful actions or omissions by any current or former officer, director, employee, agent, attorney, consultant or representative of the Company (including yourself) through the date of the execution of this Agreement that were (individually or collectively) in any way knowingly or intentionally harmful or detrimental to the Company, its business and/or its shareholders, including, without limitation, violations of any laws, regulations or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

11.  During, and after the termination of, your employment, you agree to cooperate fully with the Company and its subsidiaries and affiliates concerning reasonable requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that you may have at the time of the request and agrees to work with you to accommodate any such commitments. The Company further agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your performance of obligations pursuant to this paragraph for which you have obtained prior, written approval from the Company.

12.  Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) business days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) so that the Company may seek a protective order or other appropriate remedy, and you agree to cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained, or the Company waives compliance with this Agreement, you shall furnish only that portion of such subject matter that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the subject matter to be disclosed.

13.  The Company advises you to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the General Release in paragraph 9 above, with an attorney. You also understand and agree that the Company is offering you the payments and benefits set forth in paragraph 3(a) through (f) in lieu of satisfaction of any obligations of the Company under Section 6 of the Employment Agreement and you accept such payments and benefits in full satisfaction therefor, and that you are under no obligation to consent to the General Release. You acknowledge and agree that the payments and benefits offered by the Company and set forth in paragraph 3 above are sufficient consideration to require you to abide by your obligations under this Agreement, including but not limited to the General Release. You represent that you have read this Agreement, including the General Release set forth in paragraph 9 above, and understand its terms and that you enter into this Agreement freely, voluntarily, and without coercion.

14.  You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in paragraph 9 above, although you may sign and return it sooner if you so desire. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it. You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following your execution of this Agreement (the “Effective Date”). You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect, and you shall have no right to receive any of the payments or benefits provided for hereunder.

15.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

16.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.

17.  The terms described in this Agreement set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including but not limited to the Employment Agreement. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company, and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its choice of law rules.

18.  The Company’s offer to you of this Agreement is not, and shall not be construed as, any admission of liability or of any improper conduct on the part of the Company or any of the other Releasees, all of which the Company specifically denies.

19.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.  Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto shall be in writing to the following addresses:

(a)	to the Company at:

Southern Union Company
c/o Monica M. Gaudiosi, Esq.
5444 Westheimer Road
Houston, Texas 77056

(b)	to you at the address listed above

or at such other address as any party may from time to time advise the other party by notice in writing.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above.

Very truly yours,
Southern Union Company

/s/ George L. Lindemann
By: George L. Lindemann
Title: Chairman & Chief Executive Officer

Agreed to and Accepted:

/s/ Thomas F. Karam
Thomas F. Karam
Dated: November 7, 2005